Exhibit 99.01

Investview (“INVU”) Announces Strong Monthly Gross Revenue and Net Income for June 2021, Contributing to the Highest Quarterly Gross Revenue and Net Income in the Company’s History

Investview Continues Strong Monthly Results: June 2021 Gross Revenue Growth of 578% year-over-year to $12.9 million and Net Income Growth of 237% year-over-year to $3.0 million.

●	Gross Revenue of $12.9 million, up 578% Year-Over-Year June

●	Income from Operations of $3.7 million, up 361% Year-Over-Year June

●	Net Revenue of $8.7 million, up 386% Year-Over-Year June

●	|Net Income of $3.0 million, up $5.1 million or 237% Year-Over-Year June

●	iGenius Subscription and NDAU Gross Revenue of $10.7 million, up 732% Year-Over-Year June

●	SAFETek Bitcoin Mining Gross Revenue of $2.2 million, up 258% Year-Over-Year June

●	Bitcoin Mined over 14 months period ending June 2021, 929.72 Bitcoin

●	Digital currency holdings as of June 30th, 2021, $6.9 million in Bitcoin and NDAU

●	Cash and Restricted Cash as of June 30th, 2021 was $15.7 million, up 27% over the prior month

Eatontown, NJ, July 26, 2021 - Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, is pleased to announce strong combined gross revenue and net income for the month of June, contributing to a record breaking quarter of gross revenue and net income from its product sales and Bitcoin mining business segments.

“iGenius, our global distribution network that provides an ecosystem of leading-edge financial technologies, services, education tools, content and research had solid June results across our various product offerings. Our subscription business is healthier than ever, with subscriptions in June 2021 up 283% over the same period last year. We have also diversified our revenue beyond our subscription products, including offering our members access to NDAU, the world’s first adaptive digital currency. For the second half of 2021, we will continue to focus on both the growth and retention of our members and diversification of revenue,” said Ralph Valvano, Investview CFO.

SAFETek, our leading Bitcoin mining subsidiary also posted strong results in June 2021with Bitcoin Mining Gross Revenue up 258% year-over-year. As previously announced, we opened a state-of-the-art ASIC mining repair center in Conroe, Texas. This new facility is designed to enable SAFETek to process and repair more than 200 ASIC bitcoin miners per day. This new facility also includes a self-hosting operation for SAFETek’s mining and testing, which can run and test 100+ miners at a time and will enable us to research and develop a variety of innovative mining hosting, software and cooling technologies for increased mining production and efficiency. Also previously announced, SAFETek purchased over 1,200 Bitmain T17+ Antminers, which are expected to be deployed by mid-August 2021.

“The new Texas facility and the purchase of mining equipment are both expected to be immediately accretive to Investview’s revenue, earnings per share and free cash flow in the second quarter of fiscal ‘22, with the new facility generating additional revenue streams, further diversifying Investview’s top and bottom-line results,” added Ralph Valvano, Investview CFO.

“We are incredibly pleased with our June 2021 performance across all reporting business segments. Given the continued strength and momentum of our existing business segments and planned expansions, along with our new additions through our financial services group subsidiary and our new Blockchain management of digital assets and repair service business, we anticipate further growth in revenue and profitability as we expand our business verticals and gain market share in each business segment. Management will continue to be committed to diversifying revenue and growing our business segments organically or through acquisitions that are accretive to our bottom line and strengthen our balance sheet and cash position. We believe this strategy will generate sustainable long-term value for our shareholders,” stated Joe Cammarata, Investview CEO.

June 2021 Financial Highlights

●	Consolidated gross revenue was $12.9 million in June 2021, the second highest monthly revenue in the Company’s history

●	Consolidated gross revenue increased $5.0 million or 62% over May 2021 consolidated gross revenue of $7.9 million

●	Consolidated net income was $3.0 million in June 2021, the second highest monthly net income in the Company’s history

●	Our digital currency holdings of BTC and NDAU totaled $6.9 million as of June 30th, 2021

●	Our Cash and Restricted Cash as of June 30th, 2021 was $15.7 million representing a 27% increase over the prior month of May 31st, 2021

Note: The numbers included in this release are initial expected results and are un-audited and may differ from numbers reported in our SEC filings due to compliance with US GAAP, and subject to final review by the Company’s independent auditors.

About Investview, Inc.

Investview, Inc. is a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research, and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the next generation of digital assets. Investview – driving decentralization of education and finance through a commitment to blockchain technology. For more information on Investview and its family of wholly owned subsidiaries, please visit: www.investview.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Arthur Rome

Phone Number: 732.889.4308

Email: pr@investview.com